UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): July 2, 2013

 ASPECT SOFTWARE GROUP HOLDINGS LTD.
(Exact name of registrant as specified in its charter)

Cayman Islands	333-170936	98-0587778
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
300 Apollo Drive
Chelmsford, Massachusetts 01824
(Address of principal executive offices, zip code)
(978) 250-7900
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On July 2, 2013, Aspect Software, Inc. (as borrower), the Company's domestic operating subsidiary, entered into an Amendment to the Credit Agreement dated as of May 7, 2010, as amended on November 14, 2012 (as amended, the “Credit Facility”) with a syndicate of bank lenders and J.P. Morgan Chase Bank, N.A as administrative agent and issuing bank. The facility is guaranteed by certain direct and indirect parents and all domestic subsidiaries.
The amended Credit Facility maintains the $403.0 million senior secured term loan and a $30.0 million senior secured revolving facility, both maturing on May 7, 2016. The amended Credit Facility also provides an $85.0 million incremental delayed draw senior secured term loan facility (“Delayed Draw Facility”). The Delayed Draw Facility will bear interest at a rate consistent with the Company's senior secured term loan and senior secured revolving facility. Upon funding of the Delayed Draw Facility, certain terms relating to principal payments, capital expenditures, and covenants will be reset. The amendment resulted in fees that totaled approximately $3.9 million and the Delayed Draw Facility will be funded at a 1% original issue discount. The Company intends to utilize the Delayed Draw Facility to fund strategic growth opportunities.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description of Exhibit
10.1
Amendment No. 2 to the Credit Agreement dated as of July 2, 2013, among Aspect Software Parent, Inc., Aspect Software, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and issuing bank and JPMorgan Chase Bank, N.A. and Bank of America, N.A., as co-syndication agents

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPECT SOFTWARE GROUP HOLDINGS LTD.
Date: July 9, 2013	By:	/s/ Robert J. Krakauer
		Name:	Robert J. Krakauer
		Title:	Executive Vice President and Chief Financial Officer